Exhibit 99.1

OSI SYSTEMS RECEIVES $7 MILLION CONTRACT FROM U.S. ARMY FOR ADVANCED PEOPLE SCREENING SOLUTION

•	Becomes first vendor to receive a delivery order from the $248 million Entry Control Point IDIQ contract

•	Record Security fourth quarter fiscal 2011 bookings of $85 million (22% increase over prior year)

HAWTHORNE, CA. – August 9, 2011 – OSI Systems, Inc. (NASDAQ: OSIS), a vertically-integrated provider of specialized electronics and services, today announced that its Security division, Rapiscan Systems, has received a contract valued at approximately $7 million from the U.S. Army to provide multiple units of its ruggedized Secure 1000 advanced people screening system. The order stems from a recently awarded three-year $248 million Indefinite Delivery, Indefinite Quantity (IDIQ) contract to Rapiscan by the Army.

The Company also announced that Rapiscan Systems achieved record bookings for the quarter ended June 30, 2011 of $85 million, which is a 22% increase over prior year.

OSI Systems President and CEO, Deepak Chopra, commented: “We look forward to supporting the U.S. Army in implementing the next generation of checkpoints at military bases in theaters of operation. Heading into fiscal 2012, we believe our strong Q4 bookings performance, diversified product portfolio and a robust pipeline of new opportunities position Rapiscan specifically and OSI Systems overall to continue strong growth.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including the Company’s contracts to provide solutions to the Security industry and predictions about quarterly performance and other matters. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, the Company has not yet finalized the financial statements to be included in its annual report on Form 10-K for fiscal year 2011. Other important factors are set forth in the Securities and Exchange Commission filings OSI Systems, Inc. All forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update, amend or clarify these forward-looking statements.

OSI Systems Inc

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com